EXCLUSIVE DISTRIBUTION AGREEMENT

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (this “Agreement” or this “Exclusive Distribution Agreement) is entered into effective as of 11/09/2015 (the “Effective Date”) by and between Blow & Drive Interlock Corporation (and any of its subsidiaries) (“Supplier”) having an address at 137 South Robertson Blvd, Suite 129, Beverly Hills, CA 90211 and STEPHEN FERRARO (“Distributor”), whose address is 6412 26th St. Lubbock Tx 79407

The parties agree as follows:

1. APPOINTMENT.

a. Blow & Drive Interlock and its subsidiary BDI Manufacturing is a manufacturer and supplier of a proprietary breath alcohol ignition interlock device (“BDI-747/1”) designed for use in motor vehicles. As a distributor you will lease, install, periodically service, remove and support, as required, the Interlock Device. Subject to the terms and conditions of this Exclusive Distribution Agreement, Supplier appoints Distributor, and Distributor accepts such appointment and agrees to act as Supplier’s exclusive distributor of the Supplier Products (defined below) within the geographical territory defined as follows (the “Territory”): COUNTIES OF LUBBOCK, DALLAM,SHERMAN.HANSFORD,OCHILTREE,LIPSCOMB,HARTLEY,MOORE,HUTCHINSON,ROBERTS,HEMPHILL,OLDHA M,POTTER,CARSON,GRAY,WHEELER,DEAFSMITH,RANDALL,ARMSTRONG,DONLEY,COLLINGSWORTH,PARMER,CASTRO,S WISHER,BRISCOE,HALL,CHILDRESS,BAILEY,LAMB,HALE,FLOYD,MOTLEY,COTTLE,HARDEMAN,FOARD,COCHRAN,HOCKLEY

,CROSBY,DICKENS,KING.KNOX,YOAKUM,TERRY,LYNN,GARZA,KENT,STONEWALL,HASKELL,GAINES,DAWSON,BORDEN,SC URRY,FISHER & JONES IN THE STATE OF TEXAS

b. Distributor agrees to exercise its best efforts to (a) promote the lease of and obtain orders for the Supplier Products in the Territory; (b) abide by Supplier’s policies and procedures with regard to the purchase lease and support of Supplier Products; and (c) conduct its business in a manner that reflects favorably at all times on the Supplier Products and the good name, goodwill and reputation of Supplier or its affiliates. Distributor acknowledges and agrees that it has no rights or claims of any type to the Supplier Products, or any aspect thereof, except such rights as are created by this Exclusive Distribution Agreement. Distributor agrees that it shall not and is not authorized to promote, resell, deliver, install, service or otherwise support the Supplier Products outside of the Territory without prior written consent of the Supplier.

2. PRODUCTS AND PRICING INITIAL FEES

Distributor agrees to pay a onetime Software License and Support Fee of $10,000.00 to Supplier upon execution of this agreement. Other terms and conditions include:

●	Distributor agrees to pay a one-time $150 initial unit registration fee for each unit taken from suppliers inventory. Initial Registration Fee may be passed on to distributors customers at distributor’s discretion.

●	A monthly payment of $35.00 per unit begins 30 days after the unit is in Distributors inventory.

3. APPROVALS.

Supplier shall obtain, at its own expense, such approvals, consents, certifications, permits and other authorizations, including all approvals as are required to qualify the Supplier Products for sale and use in the Territory for all purposes, both governmental and non-governmental (collectively, the “Approvals”), as soon as is reasonably practicable and NOT longer than 60 days from the exaction date of this agreement. Should supplier fail to deliver approvals within 60 days all funds are to be refunded within 7 days back to distributor by bank-wire. Distributor agrees to cooperate and aid Supplier to obtain such Approvals.

4. EXCLUSIVITY.

Supplier’s appointment of Distributor in Section 1 of this Agreement is an exclusive appointment to distribute the Products in the Territory. Supplier may independently advertise, but may not solicit or make sales of distributor Products, or appoint additional distributors for Supplier Products in the Territory.

5. SALES OUTSIDE OF THE TERRITORY.

Distributor shall promote the sale of Supplier Products in the Territory on its website. Notwithstanding the foregoing sentence, Distributor shall not actively advertise or actively solicit orders for Supplier Products outside of the Territory without prior written consent.

6. ORDERS.

All requests for inventory will be transmitted by Distributor to Supplier and shall be subject to acceptance in writing by Supplier. Each request submitted shall constitute an offer by Distributor to lease the Supplier Products described in such order and, upon acceptance by Supplier, shall give rise to a contractual obligation of Distributor to lease the said products on the terms and conditions set forth in this Agreement. All expenses arising out of the change or cancellation of an order after acceptance by Supplier, including the cost of diversion, cancellation or re-consignment of shipments, and any reasonable restocking charge, shall be paid by Distributor within 30 days.

7. PAYMENT AND DELIVERY.

The monthly lease price and or unit registration fee shall be quoted and payable in U. S. Dollars to Supplier at the address specified on the lease order. Unless otherwise agreed by the parties in writing, payment shall be made by Distributor by wire transfer or check at the end of each calendar month. The Supplier Products shall be delivered to the Distributors physical address as listed in this document. Risk of loss for the Supplier Products shall pass upon delivery to the named carrier at Supplier’s facilities.

●	A onetime fee in the amount of $10,000 is due upon execution of this agreement with the balance due upon distributor acceptance. Supplier will provide distributor with our Starter Equipment Package which includes: Software license, unlimited software support, one (1) roll double sided tape, 500ft 18 gauge black wire, 500ft 18 gauge red wire, fifty (50) butt connectors, one (1) screwdriver kit, one (1) auto simulator, one (1) power supply, fifty (50) mouthpieces and one (1) drill.

●	A unit registration fee in the amount of $150 must be paid on all initial Lease Orders at the time of submittal to Supplier.

●	A Net thirty (30) days on the balance upon delivery. (Net thirty is defined as all equipment and in the course of any month shall be due and paid in full 30 days after the end of billing for that month)

8. SECURITY INTEREST.

Notwithstanding the passage of title, Supplier shall retain a security interest in all Supplier Products delivered until amounts for which Distributor is responsible under this Agreement have been received by Supplier. Supplier shall have all rights of a secured party, including the right to file a financing statement under the Uniform Commercial Code or a comparable law within the Territory to protect Supplier’s security interest. In the event Distributor defaults in its payment obligations, Supplier will have the right to enter the premises of Distributor to recover possession of all Supplier Products on said premises, to recover all Supplier Products supplied by Distributor to its customers and associated supplies or software, and to pursue any other remedy existing at law or equity. Distributor, for itself and on behalf of its customers, hereby waives a prior hearing and demand for Supplier’s exercise of such rights.

9. RESALE PRICE AND EXPENSES.

Distributor shall set the lease price and installation fees at which the Supplier Products are sold or licensed by it in the Territory. Distributor shall be solely responsible for the costs involved in the distribution of the Supplier Products, including sales costs, any and all banking charges, shipping and handling costs, installation costs or other operating expenses, letter of credit costs, wire transfer fees and other costs associated with making payment, and taxes, however designated, except that Distributor shall not be liable for taxes imposed that are based on Supplier’s income.

10. PROMOTIONAL LITERATURE.

Supplier agrees to furnish, in English, to Distributor (via email in pdf format) such descriptive literature, advertising materials, technical manuals and sales promotional materials concerning the Supplier Products as Supplier may, from time to time, have available for such purposes Distributor shall have the right to translate such materials into the languages of the Territory at its own expense. Supplier shall retain ownership of all proprietary rights, including, intellectual property rights to the translated versions of the materials. Distributor will be solely responsible for the accuracy of the translations and will provide Supplier with a copy of each translated work. Distributor shall promptly revise (at Distributor’s costs) the materials upon notice from Supplier.

OBLIGATIONS OF SUPPLIER.

Initial Training Program: Supplier shall set up independent third (3rd) party installers and will provide the Initial Training Program for the independent third (3rd) party installers and the Principal Owner of distributor’s place of business, if distributor requests supplier to provide the Initial Training Program to any of its employees in addition to the Principal Owner, supplier agrees to doso at no additional charge to distributor. The Initial Training Program will consist of approximately three (3) weeks of training that must be completed. Supplier shall determine the contents and manner of conducting the Initial Training Program, at its discretion. In addition, supplier shall pay all transportation costs, food, lodging and similar costs incurred in connection with training program. Manuals. Supplier shall lend a copy of, or provide distributor with access to, the Manuals for use during the Term. The Manuals may be mailed, e-mailed, made available for download from supplier’s website, or internet portal, or otherwise delivered to distributor. The Manuals shall contain mandatory state specifications, standards, and o perating procedures. All specifications, standards, operating procedures and rules in the Manuals, or otherwise communicated to distributor in writing, shall constitute obligations under this Agreement as if fully set forth in this Agreement. The Manuals may be modified from time to time to reflect changes. All modifications to the Manuals shall be binding upon distributor upon being mailed, e- mailed, made available for download from supplier’s website, or supplier’s internet portal, or otherwise delivered to distributor. Supplier may provide regular consultation and advice to distributor in response to distributor inquiries about specific administrative and operating issues that distributor brings to suppliers attention during the Term, including, without limitation, reporting customer interlock data to Governmental Authorities and mandatory and recommended standards and operating procedures. Consultation and advice may be provided by telephone, in writing electronically, in person, or by other means. Toll-Free Telephone Number. Supplier shall maintain a toll-free telephone number for Distributor’s use for consultations with supplier and for communications to distributor and suppliers from Governmental Authorities. The toll-free number will appear on the Governmental Authorities’ lists of breath alcohol ignition interlock device manufacturers and providers. Supplier shall assist distributor in reporting distributor’s customer data to the appropriate Governmental Authorities. Supplier shall forward all calls from potential customers in the Territory to distributor.

11. USE OF TRADEMARKS.

Distributor shall not be permitted to print, post or otherwise use letterhead, calling cards, literature, signage or other representations in the name of Supplier (or any of its affiliates) or to represent itself as Supplier (or any of its affiliates) or make commitments on behalf of Supplier (or any of its affiliates) without the express, written permission of Supplier. Distributor expressly agrees that no license to use Supplier (or any of its affiliates’ trademarks, trade names, service marks or logos (collectively, the “Supplier Trademarks”) is granted by this Agreement. Distributor may, however, indicate in its advertising and marketing materials that it is a distributor for Supplier Products and may as necessary, incidentally use the Supplier Trademarks in its sales/marketing efforts. Upon request by Supplier, Distributor will place proper trademark, copyright and patent notices in its advertisements, promotional brochures and other marketing materials for Supplier Products.

Supplier reserves the right to review Distributor’s marketing and sales materials prior to their publication or use. No rights shall inure to Distributor as a result of any such use or reference, and all such rights, including goodwill shall inure to the benefit of and be vested in Supplier.

Upon termination of this Agreement for any reason, Distributor will immediately cease using the Supplier Trademarks as allowed in this Section and shall immediately take all appropriate and necessary steps to (a) remove and cancel any listings in public records, telephone books, other directories, remove any visual displays or literature at Distributor’s location, the Internet and elsewhere that would indicate or would lead the public to believe that Distributor is the representative of Supplier (or any of its affiliates) or Supplier’s (or any of its affiliates’) products or services; and (b) cancel, abandon or transfer (as requested by Supplier) any product licenses, trade name filings, trademark applications or registrations or other filings with the governments of the Territory (whether or not such filings were authorized by Supplier) that may incorporate the Supplier Trademarks or any marks or names confusingly similar to the Supplier Trademarks. Upon Distributor’s failure to comply with this paragraph, Supplier may make application for such removals, cancellations, abandonments or transfers in Distributor’s name. Distributor shall render assistance to and reimburse Supplier for expenses incurred in enforcing this paragraph.

12. INFRINGEMENT BY THIRD PARTIES.

Distributor will cooperate fully with and assist Supplier in its efforts to protect Supplier’s intellectual property rights within the Territory and shall exercise reasonable diligence to detect and shall immediately advise Supplier if Distributor has knowledge of any infringement of any patents, trademarks, copyrights or other intellectual property rights owned or used by Supplier.

13. CONFIDENTIAL INFORMATION; NO REVERSE ENGINEERING.

Supplier may provide Distributor with certain confidential or proprietary information (“Confidential Information”). Confidential Information includes information, whether written, electronic or oral, which Distributor knows or reasonably should know is proprietary, confidential or a trade secret of Supplier, including any and all technical or business information, the Software including its source codes and documentation, specifications and design information for the Supplier Products, servicing information, customer lists, pricing information, marketing information, policies, procedures and manuals regarding Supplier’s distributors or distribution channels, research and development and other proprietary matter relating to the Supplier Products or business of Supplier. Distributor will refrain from using the Confidential Information except to the extent necessary to exercise its rights or perform its obligations under this Agreement. Distributor will likewise restrict its disclosure of the Confidential Information to those who have a need to know such Confidential Information in order for Distributor to perform its obligations and enjoy its rights under this Agreement. Such persons will be informed of and will agree to the provisions of this Section and Distributor will remain responsible for any unauthorized use or disclosure of the Confidential Information by any of them. Upon termination of this Agreement (or earlier, upon request by Supplier), Distributor shall cease to use all Confidential Information and promptly return to Supplier (or destroy, upon request by Supplier) any documents (whether written or electronic) in its possession or under its control that constitutes Confidential Information. During the term of this Agreement and thereafter, neither Distributor, nor Distributor’s employees, independent contractors nor other agents shall (a) reverse engineer, decompile or otherwise disassemble the Supplier Products from the products themselves or from any other information made available to them, or (b) otherwise use any of the Confidential Information or Supplier provided training to support, maintain or otherwise service a third party’s products or services.

14. COMPLIANCE WITH LAWS.

In connection with its obligations under this Agreement, Distributor agrees to comply with all federal, state, local and foreign laws, constitutions, codes, statutes and ordinances of any governmental authority that may be applicable to Distributor, its activities under this Agreement or the Supplier Products, including all applicable export control laws and regulations. Distributor agrees to take all such further acts and execute all such further documents as Supplier reasonably may request in connection with such compliance.

15. PRODUCT WARRANTIES.

Supplier’s sole obligation under this warranty shall be to provide, at no charge to Distributor, replacement Products. Defective Products must be returned to Supplier (at Supplier’s cost) in order to receive warranty replacement and shall become Supplier’s property. Supplier must repair or replace product within 30 days of return, Distributor must follow the procedures established by Supplier from time to time.

b. Warranty of Good Title. Supplier agrees to indemnify Distributor from any liability to any third party for infringement of United States patents, copyrights, trademarks or trade secrets with respect to Supplier Products sold/licensed by Distributor pursuant to this Agreement. This obligation does not extend to any foreign patents, copyrights, trademarks, or trade secrets or to any Supplier Products manufactured or modified by Supplier to meet Distributor’s or a customer’s specifications. Supplier shall, at its option, be allowed sole and exclusive control over the defense, settlement and compromise of any claims of infringement. Supplier must be notified in writing by Distributor within 15 days of any third party claim which, if upheld, might result in a liability subject to indemnification under this Subsection. If the distribution of the Supplier Products is threatened by a claim of infringement, or is likely to be enjoined or liability for infringement is found, Supplier may, in its discretion and at its sole option: (i) procure for Distributor the right to continue distributing the Supplier Products; or (ii) modify the Supplier Products so as to make them non- infringing; or (iii) substitute non-infringing products; or (iv) refund the price paid by Distributor for the Supplier Products in its possession subject to their return by Distributor and terminate this Agreement with respect to the allegedly infringing products. THIS SUBSECTION STATES THE ENTIRE LIABILITY OF SUPPLIER WITH RESPECT TO INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT BY ANY SUPPLIER PRODUCT.

c. Disclaimer. EXCEPT AS PROVIDED IN THIS SECTION, SUPPLIER MAKES NO OTHER WARRANTY, PROMISE OR OBLIGATION WITH RESPECT TO THE SUPPLIER PRODUCTS, THEIR USE, REPAIR OR PERFORMANCE. SUPPLIER DISCLAIMS ANY WARRANTY, PROMISE OR OBLIGATION THAT THE SUPPLIER PRODUCTS SHALL BE FIT FOR ANY PARTICULAR USE OR PURPOSE, REGARDLESS OF WHETHER SUCH USE OR PURPOSE IS MADE KNOWN TO SUPPLIER OR NOT. SUPPLIER DISCLAIMS ANY WARRANTY, PROMISE OR OBLIGATION THAT THE SUPPLIER PRODUCTS CONFORM TO ANY SAMPLES OR MODELS. SUPPLIER HEREBY DISCLAIMS ALL OTHER WARRANTIES, PROMISES AND OBLIGATIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTIES, PROMISES AND OBLIGATIONS ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE. THE WARRANTIES SET FORTH IN THIS SECTION ARE INTENDED SOLELY FOR THE BENEFIT OF DISTRIBUTOR. ALL CLAIMS UNDER THIS AGREEMENT SHALL BE MADE BY DISTRIBUTOR AND MAY NOT BE MADE BY DISTRIBUTOR’S CUSTOMERS.

d. Distributor’s Warranties. Distributor agrees, at its cost, to provide its customers with, at a minimum, substantially the same warranties as set forth in Subsection 17(a). Distributor will assume all costs involved in providing any additional warranties.

16. INSURANCE

Supplier shall, at its own cost and expense, purchase and maintain, continuously throughout the term hereof, the following insurance coverage, against damage or loss caused by Supplier or its employees, agents, or products:

a. Commercial General Liability in no less than $1,000,000 per occurrence and $3,000,000 aggregate limit for Bodily injury and Property Damage.

b. Certificates evidencing all insurance required under this paragraph shall be provided to Distributor within ten (10) days after, the execution of this Agreement and at any time thereafter upon request of Distributor. All policies shall be endorsed to provide that they may not be terminated or canceled except upon thirty (30) days prior written notice by the insurer to Distributor. Supplier must provide proof of such coverage to Distributor in the form of a certificate evidencing insurance coverage and showing Distributor as an additional insured.

17. INSPECTION OF RECORDS.

Distributor shall keep accurate records of all its activities as reasonably necessary to determine its compliance with the terms and conditions of this Agreement, including accounting records, customer sales records and governmental filings. Distributor shall retain such records for at least a 3-year period following their creation or preparation. During the term of this Agreement and for a period of 18 months thereafter, Supplier shall have the right to inspect and audit such records.

18. TERM AND TERMINATION.

Unless earlier terminated as provided in this Agreement, the term of this Agreement shall commence upon delivery of State Certifications and shall remain in full force and effect for 3 years following the Effective Date. Either party may terminate this Agreement as follows: (a) Immediately upon 30 days’ prior notice with cause; (b) Immediately, for any breach or default of this Agreement by the other party which has not been cured within 10 days after the delivery of notice thereof to the party alleged to be in breach, specifying with particularity the condition, act, omission or course of conduct asserted to constitute such breach or default; (c) Immediately, upon the dissolution, insolvency or any adjudication in bankruptcy of, or any assignment for the benefit of creditors by, the other party or if the other party ceases to conduct business in the ordinary or normal course; (d) Immediately, if required by law or by any rule, regulation, order, decree, judgment or other governmental act of any governmental authority; or (e) Immediately by Supplier if Supplier reasonably suspects that Distributor breached any of its obligations of confidentiality or protection of Supplier’s proprietary rights. This Agreement shall automatically renew for five (5) years unless either party, with or without cause, gives written notice to the other of its intent not to renew no later than thirty (30) calendar days prior to the expiration of the current term.

19. EFFECT OF TERMINATION.

Upon notice of termination of this Agreement for any reason, the following provisions shall apply: (a) Supplier shall have the right to immediately appoint another distributor to serve existing customers and continue sales efforts in the Territory; (b) Supplier may continue to fill any orders from Distributor that have been accepted by Supplier prior to the termination of this Agreement under the terms and conditions of this Agreement; (c) All outstanding balances owed by Distributor to Supplier shall become immediately due and payable to Supplier; (d) Both parties shall at all times thereafter refrain from any conduct that would be inconsistent with or likely to cause confusion with respect to the nature of their business relationship; (e) All rights granted to Distributor under this Agreement shall cease, and where appropriate, revert to Supplier; and (f) Supplier, in its sole discretion, shall have the right, but shall in no way be obligated (unless otherwise required by law), to inspect and repurchase all or any quantity of the Supplier Products (including Supplier Products for demonstration and parts to service the Supplier Products) then owned or ordered by Distributor at the lesser of (i) the original price paid by Distributor for such Supplier Products, or (ii) at the then-current price to Distributor, and under both (i) or (ii), less any applicable restocking or refurbishing charge. Supplier shall have the right to assign such option to repurchase to any other person whom it may designate. No consideration or indemnity shall be payable to Distributor either for loss of profit, goodwill, customers or other like or unlike items, nor for advertising costs, costs of samples or supplies, termination of employees, employees’ salaries and other like or unlike items. In no event shall Distributor continue to represent itself as a Supplier distributor or representative after termination of this Agreement.

Supplier shall have no liability to Distributor by reason of any termination by Supplier. Distributor shall indemnify and hold harmless Supplier from and against any and all liability, loss, damages and costs (including reasonable attorneys’ fees) arising out of any claim by Distributor or any third party standing in the right of Distributor to any right of entitlement contrary to the express terms of this Section.

20. INDEMNIFICATION.

Distributor agrees to indemnify and hold Supplier harmless from any and all actions, awards, claims, losses, damages, costs and expenses (including reasonable attorneys’ fees) attributable to Distributor’s breach of this Agreement or to any negligent, grossly negligent, willful or unlawful acts or omissions of Distributor, its employees, officers, agents, subcontractors, dealers or representatives.

21. RELATIONSHIP OF THE PARTIES.

Distributor is an independent contractor and not an employee, agent, affiliate, partner or joint venture with or of Supplier. Neither Distributor nor Supplier shall have any right to enter into any contracts or commitments in the name of, or on behalf of the other or to bind the other in any respect whatsoever, except insofar as is allowed by this Agreement.

22. FORCE MAJEURE.

Neither party shall be liable in the event that its performance of this Agreement is prevented, or rendered so difficult or expensive as to be commercially impracticable, by reason of an Act of God, labor dispute, unavailability of transportation, goods or services, governmental restrictions or actions, war (declared or undeclared) or other hostilities, or by any other event, condition or cause which is not foreseeable on the Effective Date and is beyond the reasonable control of the party. It is expressly agreed that any failure of the United States Government to issue a required license for the export of any Supplier Product ordered by Distributor shall constitute an event of force majeure. In the event of non-performance or delay in performance attributable to any such causes, the period allowed for performance of the applicable obligation under this Agreement will be extended for a period equal to the period of the delay. However, the party so delayed shall use its best efforts, without obligation to expend substantial amounts not otherwise required under this Agreement, to remove or overcome the cause of delay. In the event that the performance of a party is delayed for more than 6 months, the other party shall have the right, which shall be exercisable for so long as the cause of such delay shall continue to exist, to terminate this Agreement without liability for such termination.

23. LIMITATION OF LIABILITY.

SUPPLIER SHALL IN NO EVENT BE LIABLE FOR ANY INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE OR FOR ANY LOST PROFITS, LOST SAVINGS OR LOSS OF REVENUES SUFFERED BY DISTRIBUTOR ARISING FROM OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE SALE, DISTRIBUTION OR USE OF SUPPLIER PRODUCTS. DISTRIBUTOR SHALL INDEMNIFY SUPPLIER AND HOLD IT HARMLESS FROM ANY CLAIMS, DEMANDS, LIABILITIES, SUIT OR EXPENSES OF ANY KIND ARISING OUT OF THE SALE, SUBLICENSE OR USE OF SUPPLIER PRODUCTS IN THE TERRITORY OR BY DISTRIBUTOR’S CUSTOMERS. THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT FOR ANY REASON.

24. GOVERNING LAW.

This Agreement shall be governed in all respect by the laws of the State of Arizona, USA, which shall be applied without reference to any conflict-of-laws rule under which different law might otherwise be applicable. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to any purchases or transactions entered into pursuant to this Agreement. Venue for any lawsuits brought by the parties to this Agreement against each other regarding or as a result of this Agreement shall be proper only in an appropriate Arizona State Court or the United States District Court for the District of Arizona. Distributor hereby submits itself to the exclusive jurisdiction of said courts and consents to service of process by confirmed facsimile transmission or commercial courier (with written verification of receipt returned to the sender).

25. ASSIGNMENT AND DELEGATION.

Distributor shall have no right to assign any of its rights or delegate its obligations under this Agreement without the prior written consent of Supplier. Any assignment or delegation attempted without such written consent shall be void and of no legal effect whatsoever. This Agreement shall be binding upon the parties’ respective successors and permitted assigns.

26. SEVERABILITY.

In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court or arbitration decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provisions shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court or arbitration decision.

27. CONSTRUCTION.

The headings or titles preceding the text of the Sections and Subsections are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect the meaning, construction or effect of this Agreement. Both parties have participated in the negotiation and drafting of this Agreement. This Agreement is executed in the English language and may be translated into another language for informational purposes only. In the event an ambiguity or question of intent or interpretation arises, the English version of this Agreement shall prevail and this Agreement shall be construed as if drafted by both of the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

28. NOTICE.

Any notice, consent or other communication required or permitted under this Agreement shall be written in English and shall be deemed given when (a) delivered personally; (b) sent by confirmed facsimile transmission; or (c) sent by commercial courier with written verification of receipt returned to the sender. Notice, consent or other communications (but not service of process) may also be given by e-mail. Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile number of which no notice was given shall be deemed to constitute receipt of the notice, consent or communication sent. Names, addresses and facsimile numbers for notices (unless and until written notice of other names, addresses and facsimile numbers are provided by either or both parties) are provided below.

If to Distributor: Company: STEPHEN FERRARO LLC

Attention: STEPHEN FERRARO

Address:6412 26th St. Lubbock Tx 79407

If to Supplier:

Blow & Drive Interlock Corporation

Attention: Laurence Wainer

137 South Robertson Blvd, Suite 129, Beverly Hills, CA 90211

29. ENTIRE AGREEMENT; MODIFICATIONS; NO WAIVER; COUNTERPARTS AND SURVIVAL.

This Agreement and the Exhibit attached hereto (which is specifically incorporated herein by this reference) contain the full and entire agreement between the parties with respect to the subject matter hereof. It supersedes all prior negotiations, representations and proposals, written or otherwise, relating to its subject matter. Any modifications, revisions or amendments to this Agreement must be set forth in a writing signed by authorized representatives of both parties. Distributor acknowledges and agrees that any failure on the part of Supplier to enforce at any time or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of Supplier thereafter to enforce each and every provision. This Agreement may be made in several counterparts, each of which shall be deemed an original. The provisions of this Agreement that, by express terms of this Agreement, will not be fully performed during the term of this Agreement, shall survive the termination of this Agreement to the extent applicable.

IN WITNESS WHEREOF the parties have caused this Exclusive Distribution Agreement to be executed and delivered by their duly authorized representatives.

Stephen Ferraro

Owner

Blow & Drive Interlock Corporation (and any of its subsidiaries)

Laurence Wainer
C.E.O